The information in this Preliminary Pricing Supplement is not complete and may be changed. This Preliminary Pricing Supplement and the Prospectus Supplement and the accompanying Prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated November 13, 2024

Preliminary Pricing Supplement No. 001 dated November 13, 2024 (To Prospectus dated June 13, 2022, as supplemented by Prospectus Supplement dated July 22, 2022)	Filed pursuant to Rule 424(b)(2) Registration No. 333-265556-01 CUSIP No. 260454EAV1

THE DOW CHEMICAL COMPANY

Medium-Term Notes

Fixed Rate

Capitalized terms used in this Preliminary Pricing Supplement that are defined in the medium-term notes prospectus supplement (the “Prospectus Supplement”) shall have the meanings assigned to them in the Prospectus Supplement unless otherwise defined herein.

Principal Amount:	$1,000,000

Issue Price:	100%

Initial Trade Date:	November 13, 2024

Original Issue Date:	November 18, 2024

Stated Maturity Date:	November 18, 2025

Interest Rate:	4.75% per annum

Interest Payment Dates:	Semi-annually, on each 18th May and November, commencing on May 18, 2024 and ending on the Stated Maturity Date

Net Proceeds to Issuer:	99.80% of Principal Amount

Agent’s Discount or Commission:	0.20% of Principal Amount

Agent:	Citigroup Global Markets Inc.

Agent’s Capacity:	Principal

Day Count Convention:	30/360

Business Day Convention:	Following, unadjusted

Form of Note:	Book-entry only

RISK FACTORS

Your investment in the Notes involves risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in the Notes and to determine whether the Notes are a suitable investment for you. The Notes may not be a suitable investment for you if you are unsophisticated about debt securities. You should carefully consider the risks described under “Risk Factors” starting on page S-3 of the Prospectus Supplement and in the documents incorporated by reference into the accompanying Prospectus, as well as the other information contained or incorporated by reference in this Preliminary Pricing Supplement or the accompanying Prospectus or the Prospectus Supplement, before making a decision to invest in the Notes.

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